EXHIBIT 1

For Immediate Release

Announcement of Filing of Annual Report on Form 20-F
with the U.S. Securities and Exchange Commission

June 30, 2008 - Internet Initiative Japan Inc. ("IIJ", NASDAQ: IIJI, TSE1: 3774), one of Japan's leading Internet access and comprehensive network solutions providers, hereby announces that IIJ has filed its annual report on Form 20-F for the fiscal year ended March 31, 2008 (the “Annual Report”) with the U.S. Securities and Exchange Commission on June 30, 2008. The Annual Report includes IIJ’s audited consolidated financial statements prepared under U.S. GAAP as of and for the fiscal year ended March 31, 2008. The Annual Report is available on our website at the following website address:

http://www.iij.ad.jp/en/IR/library/sec/index.html

In addition, holders of our American Depository Receipt may receive a hard copy of the Annual Report free of charge upon request by emailing ir@iij.ad.jp.

About IIJ
Founded in 1992, Internet Initiative Japan Inc. ("IIJ", NASDAQ: IIJI, TSE1: 3774) is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, the company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006. For more information about IIJ, visit the IIJ Web site at http://www.iij.ad.jp/en/.

For inquiries, contact:
IIJ Investor Relations
Tel: +81-3-5259-6500  E-mail: ir@iij.ad.jp  URL: http://www.iij.ad.jp/en/IR/